EXHIBIT 99.2

Cover-All Technologies, Inc.

Third Quarter 2010 Earnings Conference Call

November 11, 2010

Operator:

Good afternoon ladies and gentlemen.  Thank you for standing by.  Welcome to the Cover-All Technologies Inc. Third Quarter 2010 Earnings conference call.  During today’s presentation all participants will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question please press the star, followed by the one on your touchtone phone.  If you’re using speaker equipment, please lift the handset before making your selection.  At this time, I’d like to turn the conference over to David Fore with Hayden IR, please go ahead sir.

David Fore:

Thank you and good afternoon.  (Inaudible) during the course of the conference call, there may be statements made relating to future results of the company that are forward-looking statements as defined by the Private Security Litigation Reform Act of 1995.  Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements, as a result of certain factors including those set forth in the company’s filings with the Securities and Exchange Commission.

It should also be noted that the webcast of today’s conference call may be found on the internet by using the company’s corporate website www.cover-all.com.  An archived version of the webcast will be available shortly until November 18th, 2010.  In addition today’s press release announcing the financial results, their instructions for accessing they’re archived version of the conference call (inaudible).  Additionally, given the fact that today is Veteran Day’s and the SEC is closed, they’re not accepting any (inaudible) fillings until tomorrow.  We’ll be filing a transcript of today’s call on Form 8K which the SEC as required.

At this time, I’d like to introduce John Roblin, Chairman of the Board of Directors and CEO of the company.  Mr. Roblin the floor is yours.

John Roblin:

Thank you David, and thanks to everyone joining us today.  With me are Manish Shah, our President; and Ann Massey our CFO.

Earlier today, Cover-All reported financial results for its third quarter and nine month period ended September 30, 2010.  I am pleased to report that Cover-All continued to deliver on a strong year.  Through nine months, we have already surpassed 90% of the revenue achieved for all of last year.  So, we are well on our way to another record year.

We are growing organically as well by—as well as by targeted acquisition by leveraging our infrastructure extremely well as operating income increased significantly faster than revenue.  The third quarter and first nine months of 2010 both reflected strong demand for all products and services, with new customers as well as extension and expansion of services to existing customers.  We experienced an increase in all revenue categories.  Professional services and licenses however showed the most growth reflecting in a large part the contribution of our acquisition.  Professional services revenue was up 107% and license revenue was up 256% year-to-date.  We also continued to grow our contracted continuing revenue.  Year-to-date, maintenance and ASP revenue from contract was 6 million, up 14.4% compared to 5.3 million for the same period in 2009.

Our ability to deliver custom products designed specifically to meet the needs of our customers while simplifying their unique business processes is an increasing competitive advantage.  As an example, during the quarter we delivered an entirely new custom church insurance product in just 54 days to help a mutual insurance company.  This product was developed by working closely with the business stakeholders at Alfa, and it includes a combination of liability and property coverage in Alabama, Georgia and Mississippi.  Leveraging our My Insurance Center’s NextGen custom product framework, the Cover-All team and Alfa documented the requirement and developed and delivered the custom product which supports the entire policy life cycle including submission, rating, print and all subsequent policy transaction.

This delivery represents a second instalment for Alfa which signed with Cover-All late in the fourth quarter of 2009.  The first instalment, Commercial Package, Commercial Auto and Op (sp?), each of them in three States was already delivered earlier this year.

We are managing our costs through improved productivity and new technology to meet the increasing demands for our products and services.  We reduced operating expenses as a percentage of revenue to 25.9% for the year-to-date 2010 compared to 32.7% for the same period in 2009.  And, even more significantly to 22.9% in the third quarter of 2010 down from 36.7 in the quarter a year ago.  This leverage has contributed to our profitability in the third quarter and year-to-date periods.

Let me briefly review our results.  Total revenues for the nine months ended September 30, 2010 increased 57.2% to a record 13.1 million for nine months, compared to 8.3 million for the same period in 2009.  Let’s break it down a little bit further.  License revenue was up 256.3% to 1.7 million compared to 484,280 for the same period in 2009.  Maintenance and ASP, which is our Application Service Provider revenue, which taken together represent contracted continuing revenue was $6 million for the nine months ended September 30th, 2010, up 14.4% from 5.3 million in the same period in 2009.  Professional services revenue for the first nine months of 2010 was 5.4 million up 107.3% compared to 2.6 million for the same period in 2009.

For the nine months ended September 30, 2010, our direct margin was 5.4 million or 41.1% gross profit margin, compared to 3.4 million or a 40.6% gross profit margin in the same period last year.  For the first nine months of 2010, total operating expenses which include both cost of revenue and operating expenses were 11.1 million, which included 285,000 of one time acquisition related expenses, which compared to 7.7 million from last year’s same period.  Sales and marketing expenses for the first nine months of 2010 increased 62.6% to 1.1 million, up from 688,541 for the first nine months of 2009.

We are expanding our sales and marketing efforts for both new and existing customers to accelerate and leverage the momentum that’s being generated in the market place by our entry into business intelligence solutions, the introduction of new software products and capabilities, the NextGen products, the positive response to our new software from existing customers, and the significant expansion of our relationship with one of our very large customers.  Consequently, we are incurring additional sales and marketing expense in advance of generating the corresponding revenue.

Our R&D expenses for the first nine months of 2010 were down by 19.7% to 537,992 compared to 669,863 for the same period last year, primarily as a result of the capitalization of our efforts to develop these new products to better service our customers.  We are continuing our efforts to enhance the functionality of our products and solutions, and believe that the investments in research and development and capitalization are critical to our remaining competitive in the marketplace.  Our operating income for the first nine months of 2010 was $2 million, or 15.1% operating margin.  This compares to operating income of 660,708 and an operating margin of 7.9% in the same period last year.  Year-over-year, our operating income increased 201% which is nearly four times the rate at which we grew our top line.

Net income for the first nine months of 2010 increased 167% to 1.7 million or $0.07 per basic and diluted share, compared to 649,624 or $0.03 per basic and diluted share in the same period last year.  Our taxes for the first nine months of 2010 increased partially due to higher revenues, but also because Cover-All no longer has State net operating loss carry forwards.  In addition to the year-to-date period ended September 30th, 2010, the company also incurred additional New York City and New York State taxes as a result of the Moore Stephens Business Solutions acquisition in April.  Cover-All as a company still has access to slightly more than $16 million in Federal net operating loss carry forwards, or NOLs, but it is also subject to a 10% Federal alternative tax, alternative minimum tax.

Turning to the third quarter, total revenues for the three months ended September 30th, 2010 were up 83.1% to 4.7 million compared to 2.6 million for the same period in 2009.  Again, revenues increased in all product categories.  Breaking this down a bit further, license revenue for the third quarter of 2010 was up 56.2% to 277,856 compared to 177,887 for the same period in 2009.  In aggregate, maintenance and ASP revenue, which again together represent our contracted revenue, was up 15.2% to two million for the third quarter of 2010, up from 1.8 million in the same period in 2009.

Professional services revenue for the third quarter was 2.3 million, up 291.9% compared to 599,341 for the same quarter in 2009.  This resulted from increased demand for our new software capabilities and customizations from our current customer base, and from the professional services of our recent acquisition.

Total operating expenses for the third quarter of 2010 which include both revenue and total expenses increased to 4.1 million, up from 2.5 million in the third quarter of last year.  Again, mainly due to the additional staff that was brought on board with the acquisition of Moore Stephens.

Operating income for the third quarter of 2010 was 521,977 or 11.2% operating margin compared to an operating income of 63,074 or 2.4% operating margin in the third quarter of last year.  Net income for the third quarter was 448,410 or $0.02 per basic and diluted share compared to 20,847 or basically no cents per share in the same quarter of 2009.

For the third quarter, operating and net income increased 727.6% and 200,051% respectively from a year ago period.  We generated 5.6 million in positive cash flow from operations in the first nine months of 2010 and also continue to have a very strong balance sheet.  Stockholders equity was 13.8 million or $0.50 per basic and diluted share as of September 30th, 2010, compared to 11.5 million or $0.45 per basic and diluted share as of December 31st, 2009.  Total assets increased to 18 million as of September 30th compared to 15 million as of December 31st, 2009.  As of September 30th, 2010, we had 5.8 million in cash, 5.5 million in working capital and $100,000 of long term debt.

Subsequent to the end of the quarter, we announced the significant addition to our NextGen product inventory which supports the rate quote issuance in subsequent transactions and statistical reporting of ISO’s commercial auto product.  This initial release supports 25 States with the remaining 25 jurisdictions expected to be released early in the first quarter of 2011.

Our technical staff has made usability and efficiency compelling features of this product.  Intuitiveness of the information flow and the innovative productivity options will not only make the experienced underwriter more efficient but we believe it will also attract the business of agents and brokers who typically shied away from the complexity of this type of coverage.

Leveraging the power of My Insurance Center, our NextGen rating and issuance products boast a set of features that will have a significant impact on the entire distribution channel.  User friendly tools along with intuitive field names and descriptions guide users through every step in the process with usability features designed to improve the quality, reduce data entry time and reduce training effort.  This brand feature is consistent across My Insurance Center and the NextGen platform.  In combination with our recently acquired business intelligence capabilities we have a powerful, we have powerful extremely competitive products to offer the marketplace, and our pipeline is expanding as current customers and potential customers recognize these capabilities.

Our investment in this new product development cycle positions us for the future and allows us to continue our technology leadership.  As an example, two existing customers are already scheduled to take delivery of the NextGen commercial auto product in the fourth quarter, with other customers and prospective customers evaluating the new commercial auto product as well.

As an update to the business intelligence efforts which were built on the acquisition of Moore Stephens in April, we have essentially worked to fully integrate this business and are aggressively working to integrate the underlying business intelligence technology into our My Insurance Center platform.  We expect to be able to announce the availability of this exciting new product in the first quarter of 2011.

Our financial results demonstrate that we are driving incremental records of revenues and profitability both at the gross margin and the operating income lines.  But we caution you, as I have in the past, that this effort is not linear and progress may be lumpy.  As noted previously, we expect 2011 to be positively impact by the delivery of the new NextGen product and our business intelligence solution.  Our current business intelligence capabilities stemming from the MSBS acquisition serves the insurance industry exclusively providing business intelligence and advanced analytic solution.  Leveraging its insurance analytic framework, the IAF, which deliver accurate available and actionable key metric and dimensions specific to the insurance industry, we are working to establish a dominate presence in what we believe is an under served market.  With the integration of these capabilities into the My Insurance Center solution platform, Cover-All will be well positioned to deliver additional value to existing customers of both Cover-All and MSBS, as well as benefit from an unrivalled and unique competitive advantage in this combined offering.

So, to recap, it was another solid quarter in which we continue to execute both operationally and financially.  Our new NextGen products will be a major inflection point for the company and our investment in this new product development cycle both in R&D as well as sales and marketing is significant, but it will position us well for the future and allow us to continue our competitive technology leadership in this market place and its associated strategic advantages.  With our MSBS acquisition and integration essentially complete, we as always are focused on managing expenses and delivering profitability.  With that, and on behalf of the entire Cover-All team and the Board of Directors, I’d like to thank you for your continued support.  I’d be happy to answer any questions you may have.  Operator?

Operator:

Thank you sir.  Ladies and gentlemen, we will now begin the question-and-answer session.  As a reminder, if you’d like to ask a question please press the star followed by the one on your touchtone phone.  If you’d like to withdraw your question, you can press the star followed by the two.  And, if you are using speaker equipment today, please lift the handset before making your selection.  Once again if you’d like to ask a question at this time, please press the star followed by the one.  One moment please.

And, our first question is from the line of Madhu Kodali with Yaksha Capital, please go ahead.

Madhu Kodali:

Hi, thanks for taking my question.  I was wondering if you can help me understand a little more about the acquisition you did, the business intelligence piece of Moore Stephens?  And is it a product based revenue that you have acquired?  Or, is it a lot of professional services?  And, how is that acquisition going in terms of what your expectations where?  I think you said in the past it’s probably about $6 million run rate.  So, I was wondering if you can give us some light on what you expect for this year and how is it trending?  Thank you.

John Roblin:

Yes, let me try to give you a little bit of a highlight.  The acquisition of Moore Stephens that was done in April, we acquired the assets of that company for approximately 2.45 million, most of it was in cash and the debt that we’ll be running off.  We told you at that point in time that their previous 12 months they had had revenues of approximately $6 million.  What their business model was, it was a combination product, they were doing individual consulting services for a number of insurance companies building custom solutions, but they had also developed a somewhat of a core capability built around the insurance analytic framework, which is basically a pre-defined cube of information and metrics and measures that they used as a core product when they went in on a consulting assignment.  We are in fact continuing to serve the customers and doing that work as a consulting arm, and that’s why the revenues that you may see, it would have only hit really the professional services line because that’s essentially the business that they were in.

But, we saw a huge value in terms of what they had developed in terms of capability and we have been investing in that.  We’ve taken the insurance analytic framework but we’re taking our expertise around how to build a product so that it fits into an environment; for example mapping data from existing systems, and also putting out a whole new presentation layer to make it work effectively.  And, we’re hooking that new product, which is a real industrial strength type of a product, we’re hooking up to My Insurance Center, so any of the My Insurance Center customers can be able to license this product and its support in a seamless way.  And, in fact, we’ve had discussions with a number of those customers and that’s been very positively received.

So, it’s a combination.  We will continue as a consulting arm, we will use that expertise and some of the other things to provide those services, and at the same time we have really aggressively gone after the product build out and we will be going after that to move closer to the Cover-All business model which is that of licensing and recurring revenue and professional service as we go forward.

Madhu Kodali:

Right.  And, what is it trending in terms of revenue for this year?  Would it have $6 million given that, you know, you acquired only in April, so short of that three, three and a half months or so?

John Roblin:

Well, there’s a couple things.  First of all, we have fully brought this into our environment.  I’ve moved some people from that organization into this environment.  I moved some people all around, so I don’t have the stand alone environment that I did have.  So, I can’t give you the total accurate numbers around that.  But, I would say that taking a look at the basic run rate, it’s been running fairly flat to where it was when we purchased it.  But, I expect some of those things to ramp up especially in this new product line in the first part of the year.

Madhu Kodali:

Okay.  And, in your comments you alluded to increased demand for the product.  Could you elaborate which specific areas you’re finding interestingly a bit more—quire a bit in terms of your existing customer base, new customers, how are these customers finding you then?

John Roblin:

It’s kind of an even mix.  The existing customers are always a terrific opportunity, and in the case that we’re talking about with a new commercial automobile product, a lot of that creation was really built out of some of their requests coming in to make it look better.  So, you would expect the excitement to be there.  And, you would also expect that there’s some joint development of some other things going on.  As I mentioned in my comments, I mean, two customers are already going to take delivery of this product in Q4.

We have a couple of other products that are under development as well that we have not announced, but in what we’re trying to do is to complete that thing, so that with My Insurance Center and NextGen, you know, we expect to have that total new platform ready to go and hit the marketplace, you know, in the first quarter, early second quarter of next year.  That’s a big deal.  And so, as we’ve done that, we’ve also expanded out to the new customer base.  And, we now have more than nine or 10 insurance products that are currently in use.  So, now we’re getting the feedback from potential customers because we can show them what it is, and it’s actually in production they can talk to people who use it.  For example, the Church product with the ramp in development, some of the others.  So, that’s bringing a lot of interest in, you know, on a referral basis.

The business intelligence is bringing a whole new audience in.  I mean, in addition to our existing customers that get excited, but the whole idea of business intelligence is something that’s it’s opened up a very big need to us in the marketplace, and we’re really happy we have that product, and I think the combination of our people that have expertise in that area and our products that we’re very optimistic around it.

All that being said, I also mentioned that we’ve got to invest in sales and marketing because while we have this opportunity, we really want to leverage that momentum and move this thing forward.  We have been working very hard here in this year to make sure we deliver on all these things and get these out the door.  So, we’re getting really ready to, now that we’ve cooked the meal, we’re looking forward to eating it.

Madhu Kodali:

Right.  And, sales and marketing, where are you now?  How many people do you have?  And, if you’re planning to hire, how many more are you planning to hire in the short term?

John Roblin:

Our sales and marketing is a consultative sale.  So, every single one of the senior managers is a sales person.  And, in fact the way we do it, we have a couple of people that do telemarketing and that type of thing, and we use outside sources.  We do have a Senior Vice President of Sales and Marketing who takes the lead on a number of these things.  We have another salesperson that has recently joined us.  But, our overall success is to establish the contacts and then have myself or Manish, who is our Chief Technologist as well as our President, or Maryanne Gallagher, or some of the experts go out there because when people have this type of a five year, 10 year relationship, they really want to know their company they’re operating with.

So, I’m really trying to have an organization where we do multiple different things.  That being said, we do have people out there really making sure that communication gets out and setting up the meetings, but the closing is really done as a team effort.

Madhu Kodali:

You’re trying to expand sales and marketing using existing work, but you’re not planning to add any more bodies?

John Roblin:

No, that’s not what I said.  We are adding people, but my point is when you’re taking a look at the overall size, you have some people that are designated as sales people, but the actual number of people responsible for sales in the company is larger than that number.

Madhu Kodali:

How many product sales people do you have?

John Roblin:

As I mentioned, I have three.

Madhu Kodali:

Three.  Okay.  And, can you talk about visibility to your business?  Obviously, you’re business is quite lumpy and you kind of alluded to that as well.  Given, you know, where you are now, what kind of visibility do you have for Q4 and 2011 in terms of pipeline, in terms of number of customers and things like that?  If you can have a little more on that, that would be useful.  Thank you.

John Roblin:

I appreciate the question, but I usually, I’ve made it a habit that I don’t share that information, and the reason is this simple.  These deals usually have a long development time, long closing cycle, so I have to not only close the deal which sometimes takes time, but I also have to deliver the software in order for me to recognize the revenue.  So, in some cases, I may have sales that are already on the book but I have not delivered the software so I can’t recognize them.  So, at this particular point in time, what I see is that we have increasing opportunities.  I see our recurring revenues increasing nicely so I can do my profitability.  But, at this point in time, I don’t have any projections in terms of year end numbers in terms of profitability, except clearly, this will be a record revenue year for the company.

Madhu Kodali:

Right.  What has been your experience in terms of booking to implementation from a lead time standpoint?  After you book, how long does it take?

John Roblin:

It’s all over the lot.  We’ve had it, gosh, we’ve had it in a month and I’ve had it in two years.

Madhu Kodali:

Right.  So, that’s I guess (inaudible) product implementation versus professional services and customization involved, I guess?

John Roblin:

No, it’s the delivery of the software.

Madhu Kodali:

All right.  Okay.  And, one other thing…

John Roblin:

Excuse me, I think there’s some other folks on the line.  I’d be more than happy to answer your questions, but I’d like to give other people a little bit of a chance too.

Madhu Kodali:

Okay, one last question if I may.  On the commercial auto, you have two customers that are signed up.  Is that something in terms of revenue you would recognize this quarter?

John Roblin:

If that software is delivered, as we plan it to be, that’s correct.

Madhu Kodali:

All right, thank you, I will join back in.  Thank you.

John Roblin:

Okay thanks.

Operator:

Thank you.  Our next question comes from the line of Bill Chapman with Morgan Stanley, please go ahead.

Bill Chapman:

Hi.

John Roblin:

How you doing Bill?

Bill Chapman:

Oh, just fine.  Sure is good to see the progress guys.  And John, you mentioned on the Rodman conference, your presentation, you had a firm backlog over two million for the upgrades on the commercial, and you had on the business intelligence two firm contracts for about, what was it, 1.75 million, two million?

John Roblin:

I just want to correct you.  I hope I didn’t say I had two firm contracts.  I think I said that the, you combined the two things, I think we had a couple of people that were very interested, very much, and if the overall cost of the products we estimate to be somewhere around the 750 to $1 million.

Bill Chapman:

Okay, each one will be.

John Roblin:

But I do not, I have not announced any like that.

Bill Chapman:

Okay.  Good.  And, well you know, thanks for clarifying that for me.  And, where are we at on the backlog on the upgrades on existing customers to upgrade for the auto?  You mentioned over two million in firm orders, where are we at right now?

John Roblin:

No, what I said is, in terms of the overall backlog, I said that we have a combination of things where customers have signed some license.  But, I didn’t say specifically it was one product or another.  There are multiple things that people are looking for that—waiting for us to deliver.  Some of it is the NextGen product, some of it is some other stuff that we’ve got.  I think what I was trying to do there Bill, is not to try to confuse to you, just more or less tie the point that you’ve got to have the contract and you have to deliver at exactly the same time.  And also, to illustrate that with these new products and other things coming down, we really don’t build these on spec.  We know that these things are coming and very often the first customer, the first two customers, they get a little bit of a discount on the product set because they’re helping us so much to test this and roll it out.

Bill Chapman:

Okay.  Well you know, let me ask you if, theoretically speaking, if all your existing customers did upgrade for the commercial auto, wouldn’t that be well over 10 million in licensing fees, just theoretically speaking?

John Roblin:

It depends and I’ll tell you why exactly.  First of all, not every customer is using 50 States, which is where you’re getting that larger number.  There are some organizations that have smaller States, and you could see that.  If I said that there are going to be two customers that might be using commercial auto in Q4 and we’ve only released 25 States, you’d probably say, okay.  They’re not a 50 State play on that.

The second thing is that if somebody has purchased My Insurance Center in the very, very recent past, I’m not going to double charge them for something that they have already had.

And, the third thing is not everybody is going to want to spend money this year or maybe next in terms of moving this up, and we will be happy to continue on if they want to continue on with the classic product and provide that support.  But, it’s hugely important for the larger customers and it’s hugely important for people that write very complex commercial auto stuff, and it’s also hugely important in our competitive arena because I don’t believe anybody, anybody, any competitor or even an internal system will have the functionality and technology that our commercial automobile product is.

Bill Chapman:

Well, given these variables that you just told us, could that be what, five to $10 million range in potential licensing fees?

John Roblin:

It could be.  I mean, I don’t look at it that way because I look at it as if I sell a My Insurance Center upgrade or the whole NextGen, it’s unlikely that somebody would just buy one NextGen product.  I think the decision would be that they would upgrade, you know, to their entire thing.  So, in their back office operation, they can take advantage of the advantages across all our lines of business Bill.

Bill Chapman:

Okay.  Well, you see where I’m coming from?  It seems like you’re going to have a pretty big year very soon with the upgrades, and that could sure put the company a whole new dynamic.  And, now do you still feel like, you mentioned the last conference call, I believe it was that maybe a third will be, a third of your existing customers will adopt very quickly, and then the other third will come shortly thereafter and then the other third can be never to straggles, to who knows when?  Is that still what your thoughts are in terms of upgrades?

John Roblin:

If you were to ask me as a person, yes, I think I’d probably be pretty close to that, but I don’t know when.  You know, and I could be off on it.  I think though that the when people see the whole power of this, it’s pretty exciting.  Well, most of our big customers have commercial automobile.

That’s a big piece.  But, they also have commercial package.  Those are the two elephants, if you will, in terms of commercial insurance.  We are working also on our general liability and our package product in parallel with what we’re doing with automobile but we have not announced that release.  So, my overall guess is that the big customers would wait until both of those are done, and we’re working very hard to get that done as quickly as we reasonably can (inaudible) the biggest.

Bill Chapman:

And, this will be, upfront licensing fee, now I assume this will be very high margined, net margins of the company.  And then, the professional services, is that still what you’re anticipating on these upgrades?

John Roblin:

Yes.

Bill Chapman:

Okay.  And then, let me ask real quick on the business intelligence.  Now, you mentioned the delivery in the first quarter of ’11, incorporating that into the My Insurance Center.  Now, how about the stand alone off the shelf, to put it in my lingo, into the business intelligence?  When do you anticipate that to be available?

John Roblin:

We are looking very, very hard to understand what that would take.  I don’t have a target.  We’re going to do the My Insurance Center linkage first.

Bill Chapman:

Okay.

John Roblin:

But, you’re very astute, we believe there’s an opportunity there but you’ve got to get it right first, and that’s what we’re doing.  And, by having existing customers with the My Insurance Center thing, that’s a huge opportunity for us to be able to do it and we’re going to satisfy them first.

Bill Chapman:

Okay.  Gosh, it seems like the business intelligence just could be extremely well sought after because these insurance companies really don’t have anything on this level to be able to oversee their, just the business management and the P&L on a quick access basis.  Is that really where the sizzle is for this?

John Roblin:

Well, there’s a lot of sizzle to it.  And then, you know, this insurance is a little bit behind the rest of the world.  At the same time, the complexity in insurance is beyond belief.  In other words, there’s a reason people haven’t gone into it.  Because the information it feeds to this intelligence comes from the core systems, the core system that you’ve heard me talk about so many times being Legacy, and not being real easy to interface with.  So, there’s a lot of people that have thrown a lot of money at trying to get a business intelligence or a data warehouse solution in there, and they become somewhat disenchanted in terms of I don’t know whether this can ever work.  So, our approach is going to be that we can not only deliver this but we can implement it in the short period of time and they can start to see business value real quickly.  And, that’s the advantage of the architecture, underpinnings that we have with our acquisition of Moore Stephens, and the really great product engineering and interface things that Manish and technical designers do.   So, it’s—again, I’m extremely optimistic Bill, but I can’t say anything more about it today.

Bill Chapman:

Okay, just one quick question, I don’t take the singular research, but do they still have a $0.15 estimate for next year?  Can you comment on that?

John Roblin:

I don’t know where they came up with, or what they come up with.

Bill Chapman:

Okay, I should ask that in private, but while I had you on the phone.  Hey, thanks a million.

John Roblin:

Thank you Bill.

Bill Chapman:

Okay, bye.

Operator:

Thank you.  Ladies and gentlemen if there are any additional questions at this time, please press the star followed by the one.  As a reminder, if you are using speaker equipment, you will need to lift the handset before making your selection.

Next question is from the line of Roger Bensen with Number One Corporation.  Please go ahead.

Roger Bensen:

Hi John.

John Roblin:

Hi Roger.

Roger Bensen:

This is more of a statement than a question.  It’s really gratifying to see the stock trading so much better recently.  And, those of us that have been involved with the company and the stock for a long time have always know that we had a greatly undervalued stock, but it didn’t trade very much and people just didn’t realize what the company is worth.  And, now it’s starting to trade better and it just seems to me that the word is starting to get around that, how undervalued our stock is and all the things that you and Manish and the rest of the people are creating.  And, it just looks to me like the stock wants to trade a lot higher and I appreciate that.

John Roblin:

Well Roger, thank you very much.  As you know, we’ve been trying to grind out the numbers and then recognizing the growth issues and the other things.  But, a big part of it is doing our job as well and with the help of Hayden and other folks getting the message out.  And certainly you and all the other folks, because we’ve in the past I’d say nine months, we’ve had the opportunity to talk to a whole lot more investors.  And, a whole lot more investors, many of them are really interested in finding out what the underpinnings of the organization are, and many of them have committed and are watching the stock.  And, we really genuinely appreciate it.  It’s interesting to me to note that since November 1st, we’ve trade almost 1,000,075 shares and the stock is up 17%. That’s a shocker.

Roger Bensen:

Well, that’s good.  Who knows how these things work, the market is the market, but here you’ve got all these wonderful products and as you said on numerous occasions, you’re only doing one tenth of one percent of the available business.

John Roblin:

I captured that market share then.

Roger Bensen:

Right, there you go.  Thanks a lot.

John Roblin:

Thank you.

Operator:

Thank you.  Our next question’s a follow up from the line of Madhu Kodali with Yaksha Capital.  Please go ahead.

Madhu Kodali:

Okay, I have couple more questions.  One of the questions is related to the OpEx, you have done a good job looks like, have gone down from 32.7 to 25.9 year to date.  I was wondering what is the long term plan?  Is it something sustainable?  How much of that is fixed versus variable?  If you could tell us a little, that would be helpful for me.  Thank you.

John Roblin:

Yes.  You know, quarter-over-quarter, these types of things are really hard for me to predict.  I would tell you this, that the way we run the company is, we run the company to make sure that we have—try to hit quarter-over-quarter profitability on a consistent basis, and this is the 15th consecutive quarter and then look for the upside on the margins.  We have a variable staffing model that allows us to have margin.  But, what we are really focused on is how do we grow this company?  We have an internal target of trying to get us to be a $50 million company.  So, we will make the investment where we need to do it.  I would tell you that our target on an annual basis is to have a net margin of 20%, and we kind of keep working back to that.

Madhu Kodali:

Got you.  Okay.  And, how do—what is the timeframe in terms of reaching that $50 million run rate?  And, how do you plan to do that?

John Roblin:

Well, we’re doing it in a number of different ways, but part of it is organic growth, part of it is acquisition where acquisitions make sense.  We’re looking for the acquisitions to fill out some things for example in personal lines or claims.  And, we’re, we’ve got a couple of other things we’re looking at, but it’s a combination of those things to try to get us there.

We’re looking in the two and a half to three year range, that’s our target.  Whether we can do that, we’ve got a lot of work to do.

Madhu Kodali:

Sure.  You can only try right?  And, one last question related to that.  Are you primarily focused on insurance industry and you wouldn’t be thinking about, you know, if you’re looking at acquisitions into other areas?

John Roblin:

We are focused primarily on property and casualty, and we are always looking and listening, but we kind of stick to our knitting.  And, as I think Roger Bensen just mentioned, we have one tenth of one percent market share so there’s a huge amount of space for me to grow in that space, and we’re going to try to take advantage of that first.

Madhu Kodali:

Okay, thank you very much.

John Roblin:

Thank you.

Operator:

Thank you.  And, there are no further questions at this

time.  Mr. Roblin please continue with any closing remarks.

John Roblin:

Well, I’d just like to thank you all very much for taking the time.  Those of you that have been long term investors, I really appreciate your support, and you know, your comment.  For those of you that are new investors or thinking about becoming investors, we welcome the opportunity to speak with you and talk to you about what’s going on with the organization.  We’re excited about it.  That being said, it’s still a tough, tough market out there and we have a lot of work to do and we’re keeping our focus very clearly on having profitability and then growth.  So, thank you very much.

Operator:

Thank you sir.  Ladies and gentlemen, this does conclude the Cover-All Technologies Inc. Third Quarter 2010 Earnings Conference Call.  Thank you very much for your participation and you may now disconnect.